Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193577

PROSPECTUS SUPPLEMENT NO. 22
DATED JANUARY 24, 2017
(To Prospectus Declared Effective on February 28, 2014
and Dated March 21, 2014)

OXBRIDGE RE HOLDINGS LIMITED
Maximum of 4,884,650 Units
Minimum of 1,700,000 Units
Each Unit Consisting of One Ordinary Share and One Warrant
This Prospectus Supplement No. 22 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated March 21, 2014, of Oxbridge Re Holdings Limited, as supplemented by that certain Prospectus Supplement No. 1 through No. 21 thereto, relating to the offer and sale by us of up to 4,884,650 units, each unit consisting of one ordinary share and one warrant. This Prospectus Supplement No. 22 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1 through No. 21 thereto.

This Prospectus Supplement No. 22 includes the following document, as filed by us with the Securities and Exchange Commission:

●
The attached Current Report on Form 8-K of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on January 24, 2017.
Our units began trading on the Nasdaq Capital Market under the symbol “OXBRU.” When the units were split into their component parts, the units ceased trading and our ordinary shares and warrants began trading separately on the Nasdaq Capital Market under the symbols “OXBR” and “OXBRW” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 22 (or the original Prospectus or Supplement No. 1 through No. 21 thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 22 is January 24, 2017.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017
_________________

OXBRIDGE RE HOLDINGS LIMITED
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-36346	98-1150254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Strathvale House, 2nd Floor 90 North Church Street, Georgetown P.O. Box 469 Grand Cayman, Cayman Islands (Address of Principal Executive Office)		KY1-9006 (Zip Code)
Registrant’s telephone number, including area code: (345) 749-7570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
On January 20, 2017, our Board of Directors granted cash bonuses and options to purchase ordinary shares to our two executive officers under grant agreements made under our 2014 Omnibus Incentive Plan. Jay Madhu, our President and Chief Executive Officer, was granted a cash bonus of $50,000 and options to purchase an aggregate of 25,000 ordinary shares. Wrendon Timothy, our Financial Controller, was a granted a cash bonus of $30,000 and options to purchase an aggregate of 10,000 ordinary shares. The stock options are subject to forfeiture upon termination of employment (subject to certain post-termination windows to exercise vested stock options) and restrictions on transfer. The options will vest in increments of 6.25% each on a quarterly basis over a four-year period, and will expire on the 10th anniversary of the date of grant unless earlier exercised or earlier terminated due to termination of employment. The options were granted at an exercise price of $6.06 (US) per ordinary share. Also, our Board of Directors approved the increase of Jay Madhu’s base salary from $220,000 to $232,000 per annum, and the increase of Wrendon Timothy’s base salary from $120,000 to $132,000 per annum. Quarterly fees paid to non-employee directors have been maintained at $7,500 per quarter.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXBRIDGE RE HOLDINGS LIMITED

Date: January 24, 2017	By:	/s/ Wrendon Timothy
Wrendon Timothy
Financial Controller and Secretary (Principal Accounting Officer and Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.2	Form of Stock Option Agreement under Oxbridge Re Holdings Limited 2014 Omnibus Incentive Plan ((Incorporated herein by reference to Exhibit 10.2 to the Form 8-K filed on January 28, 2015)